Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer and	Marian Briggs, (612) 455-1742
Chief Financial Officer	njohnson@psbpr.com/mbriggs@psbpr.com
(952) 487-9500
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES RECORD FIRST QUARTER RESULTS

•                  First quarter revenue of $20.8 million, up 32 percent over 2006 first quarter revenue;

•                  First quarter gross margin of 79 percent;

•                  First quarter net income of $2.4 million, or $0.14 per diluted share, up from $1.4 million, or $0.10 per diluted share, in the first quarter of 2006; and

•                  For full-year 2007, the company continues to expect revenue of $90.0 million to $95.0 million and net income of $0.61 to $0.70 per diluted share.

Minneapolis, May 10, 2007 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today announced record revenue for the first quarter ended March 31, 2007 of $20.8 million, a 32 percent increase over $15.8 million of revenue a year ago. Net income for the first quarter increased to $2.4 million, or $0.14 per diluted share. This compares to net income for the 2006 first quarter of $1.4 million, or $0.10 per diluted share.

“We are pleased that 2007 is off to a strong start,” said Jay D. Miller, president and chief executive officer. “Toshiba had a great quarter. International sales are growing, and the company delivered record performance.”

Financial Highlights

For the 2007 first quarter compared to the 2006 first quarter:

•                  License fee revenue increased to $13.5 million, up 22 percent over $11.0 million.

•                  License fee revenue from software options (including third-party software) increased to $8.6 million, up 44 percent over $5.9 million. Top-selling options were CT Cardiac, General Vessel Probe and Automated Vessel Measurement — all cardiovascular solutions.

•                  Maintenance and services revenue increased to $7.0 million, a 58 percent gain over $4.5 million. The increase was primarily driven by higher maintenance revenue from a larger installed customer base and higher maintenance pricing, as well as increased training revenue.

•                  International revenue was $4.0 million, or 19 percent of total revenue, a 42 percent gain from $2.8 million, or 18 percent of total revenue.

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•                  Revenue from Toshiba increased 44 percent to $9.9 million, or 48 percent of total revenue, compared to $6.9 million, or 44 percent of total revenue.

•                  Revenue from McKesson Corporation was $1.7 million, or 8 percent of total revenue, compared to $1.7 million, or 11 percent of total revenue.

•                  Direct revenue (revenue generated outside of Toshiba and McKesson) increased to $9.2 million, up 27 percent over $7.2 million.

•                  Gross margin was 79 percent compared to 80 percent.

•                  Interest income increased to $2.1 million, compared to $515,000. The increase was primarily due to higher cash and investments, a result of the November 2006 secondary offering of 3.4 million shares of common stock that yielded net proceeds of $97.7 million, as well as cash generated by operations.

Operating Expense Summary

For the 2007 first quarter compared to the 2006 first quarter:

•                  Operating expenses totaled $15.1 million, compared to $10.7 million.

•                  Sales and marketing expenses totaled $8.0 million, compared to $5.1 million. The primary factors behind the increase in sales and marketing expenses were additional employees to support the company’s growth, higher commissions on greater sales volumes, increased tradeshow and advertising costs and increased international expansion costs. The company accelerated the hiring of sales personnel in the first quarter and increased the total sales staff by 11.

•                  Research and development expenses totaled $3.5 million, compared to $3.0 million. The increase is consistent with the company’s commitment to product development and innovation.

•                  General and administrative expenses totaled $3.5 million, compared to $2.5 million. The major drivers of higher general and administrative expenses were increased compensation costs as a result of additional employees, increased international expansion costs, as well as higher accounting, auditing, legal and overhead expenses due to the growth of the business. Public company related costs are generally higher for the company during the first quarter due to the company’s annual audit and the preparation of the annual report, proxy statement and related materials for the annual shareholder meeting.

•                  Equity-based compensation expense was as follows:

	For the Three Months Ended
	March 31,
	2007	2006

Equity-based compensation expense (in thousands):
Cost of revenue	$97	$78
Sales and marketing	529	458
Research and development	137	310
General and administrative	513	361
Equity-based compensation before income taxes	1,276	1,207
Income tax benefit	(432)	(271)
Total equity-based compensation after income taxes	$844	$936

Key Developments

During the first quarter of 2007, the company and Toshiba Medical Systems Corporation (“Toshiba”), headquartered in Tochigi, Japan, renewed their U.S. and international marketing and distribution agreement for two years, through December 31, 2008. As under the previous agreement, Toshiba will offer Vital

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Images’ Vitrea® software through its subsidiaries and distributors in more than 50 nations around the world, excluding Japan. Since 2000, Toshiba has provided Vitrea software as its advanced visualization and analysis software of choice to customers purchasing Toshiba’s Aquilion™ and other CT scanners.

Also during the first quarter, Vital Images and Cerner Corp. (NASDAQ: CERN), a leading supplier of healthcare information technology, signed a marketing and reseller agreement. This strategic IT/PACS partnership enables the companies to offer their combined, comprehensive solutions to their installed bases. With an integrated IT/PACS solution, healthcare facilities are able to acquire, distribute, manipulate, manage, store and retrieve advanced visualization and diagnostic reports throughout the enterprise.

At the recent American College of Cardiology (ACC) annual meeting, the company showcased the next generation of ViTALCardia™.  Enhancements include a new electrophysiology planning tool and CathView™, an angiographic orientation, as well as intuitive protocols that automate workflow, including automatic segmenting, viewing, labeling, probing and quantifying of cardiovascular image data. Tailored for cardiologists, ViTALCardia is an advanced visualization and analysis tool designed for non-invasive evaluation of cardiovascular disease. Its high-performance applications include Coronary Vessel Analysis, Cardiac Functional Analysis, Calcium Scoring, Peripheral Vessel Analysis and SUREPlaque™, which is coronary plaque characterization software.

Miller added, “In the first quarter, several important developments supported our growth, including the expansion of our partnership with Toshiba, adding Cerner to our world class list of IT/PACS partners and continued growing interest in our cardiac products.”

2007 Guidance

For full-year 2007, the company continues to expect revenue of $90.0 million to $95.0 million, or a 28 percent to 35 percent increase over full-year 2006 revenue. The company also continues to expect net income of $0.61 to $0.70 per diluted share, or a 33 percent to 52 percent increase over 2006. This guidance range and the factors below do not include the potential effects of any acquisitions.

The following table summarizes the company’s guidance for 2007:

		2007 Guidance
	2006	Low		High

Revenue (in millions)	$70.5	$90.0	to	$95.0
Growth rate		28%		35%

Net income (in millions)	$6.6	$11.1		$12.7
Net income per diluted share (1)	$0.46	$0.61	to	$0.70
Growth rate		33%		52%

(1)          Based on an estimate of 18.2 million weighted average diluted common shares for 2007.

Factors considered in preparing guidance include the following estimates for 2007:

•                  Gross margin of approximately 80 percent.

•                  Sales and marketing expenses of approximately 37 percent to 38 percent of total revenue.

•                  Research and development expenses of approximately 17 percent to 18 percent of total revenue.

•                  General and administrative expenses of approximately 15 percent to 16 percent of total revenue.

•                  Equity-based compensation of approximately $5.7 million to $6.2 million.

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•                  Depreciation and amortization of property and equipment of approximately $4.4 million to $4.9 million and estimated capital expenditures of $6.0 million to $6.5 million.

•                  Amortization of acquired intangibles of $1.2 million.

•                  Estimated interest income of $7.8 million to $8.5 million.

•                  An effective income tax rate of approximately 35 percent in 2007. Due to the utilization of deferred tax assets relating to net operating losses and tax deductions from the exercise of stock options, the company does not anticipate paying significant income taxes for the next year or two.

Conference Call and Webcast

Vital Images will host a live Webcast of its first quarter earnings conference call today, Thursday, May 10, 2007, at 10:30 a.m. CT. To access this Webcast, go to the investors’ portion of the company’s Website, www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 12:30 p.m. CT on the same day.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID # 11089002. The audio replay will be available beginning at 12:30 p.m. CT on Thursday, May 10, 2007, through 5:00 p.m. CT on Thursday, May 17, 2007.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. Vital Images also has offices in Den Haag, the Netherlands, and Beijing, China. For more information, visit www.vitalimages.com .

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, the successful inter-operability of health care technology from multiple vendors, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, third-party reimbursement, and other risks detailed from time to time in Vital Images’ SEC reports, including Vital Images’ annual report on Form 10-K for the year ended December 31, 2006.

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Vital Images, Inc.

Condensed Consolidated Income Statements

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended
	March 31,
	2007	2006

Revenue:
License fees	$13,470	$11,017
Maintenance and services	7,049	4,465
Hardware	306	314
Total revenue	20,825	15,796

Cost of revenue:
License fees	1,605	1,243
Maintenance and services	2,523	1,745
Hardware	217	216
Total cost of revenue	4,345	3,204

Gross profit	16,480	12,592

Operating expenses:
Sales and marketing	8,025	5,141
Research and development	3,541	3,021
General and administrative	3,512	2,506
Total operating expenses	15,078	10,668

Operating income	1,402	1,924
Interest income	2,144	515
Income before income taxes	3,546	2,439
Provision for income taxes	1,174	1,012
Net income	$2,372	$1,427

Net income per share — basic	$0.14	$0.11
Net income per share — diluted	$0.14	$0.10

Weighted average common shares outstanding — basic	16,845	12,963
Weighted average common shares outstanding — diluted	17,533	13,862

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Vital Images, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$148,708	$144,382
Marketable securities	19,782	20,821
Accounts receivable, net	20,479	19,589
Deferred income taxes	1,661	1,661
Prepaid expenses and other current assets	2,072	1,928
Total current assets	192,702	188,381
Marketable securities	750	750
Property and equipment, net	9,994	9,242
Deferred income taxes	8,771	8,969
Licensed technology, net	60	90
Other intangible assets, net	2,913	3,209
Goodwill	9,089	9,089
Total assets	$224,279	$219,730

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,756	$3,830
Accrued compensation	3,087	3,977
Accrued royalties	1,210	1,158
Other current liabilities	1,938	2,083
Deferred revenue	15,918	15,131
Total current liabilities	24,909	26,179
Deferred revenue	1,262	1,174
Deferred rent	1,558	1,475
Total liabilities	27,729	28,828

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000 shares authorized; none issued or outstanding	—	—
Common stock: $0.01 par value; 20,000 shares authorized; 17,040 issued and outstanding as of March 31, 2007; and 16,908 shares issued and outstanding as of December 31, 2006	170	169
Additional paid-in capital	192,947	189,669
Accumulated other comprehensive income	8	11
Retained earnings	3,425	1,053
Total stockholders’ equity	196,550	190,902
Total liabilities and stockholders’ equity	$224,279	$219,730

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Vital Images, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Three Months Ended
	March 31,
	2007	2006
Cash flows from operating activities:
Net income	$2,372	$1,427
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	1,026	604
Amortization of identified intangibles	326	351
Provision for doubtful accounts	53	—
Deferred income taxes	1,174	1,012
Excess tax benefit from stock transactions	(958)	(2,456)
Amortization of discount and accretion of premium on marketable securities	(153)	(172)
Employee stock-based compensation	1,275	1,202
Non-employee stock-based compensation	—	5
Amortization of deferred rent	(70)	(46)
Changes in operating assets and liabilities:
Accounts receivable	(942)	372
Prepaid expenses and other assets	(144)	(374)
Accounts payable	(915)	(717)
Accrued expenses and other liabilities	(1,292)	(2,128)
Deferred revenue	876	946
Deferred rent	199	—
Net cash provided by operating activities	2,827	26

Cash flows from investing activities:
Purchases of property and equipment	(1,937)	(817)
Purchases of marketable securities	(9,764)	(989)
Maturities of marketable securities	10,950	17,700
Net cash (used in) provided by investing activities	(751)	15,894

Cash flows from financing activities:
Proceeds from sale of common stock under stock plans	1,292	2,237
Excess tax benefit from stock option transactions	958	2,456
Net cash provided by financing activities	2,250	4,693

Net increase in cash and cash equivalents	4,326	20,613
Cash and cash equivalents, beginning of period	144,382	20,845
Cash and cash equivalents, end of period	$148,708	$41,458

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